EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED FEBRUARY 28, 2018

Paychex, Inc. Reports Third Quarter Results

March 26, 2018

Third Quarter Fiscal 2018 Highlights

•	Total revenue increased 9% to $866.5 million.
o	Payroll service revenue increased 2% to $455.0 million.
o	Human Resource Services revenue increased 17% to $393.4 million.
o	Interest on funds held for clients increased 37% to $18.1 million.
•	Operating income decreased 5% to $292.5 million and adjusted operating income(1) increased 6% to $325.1 million.
•	Net income increased 29% to $260.4 million and adjusted net income(1) increased 14% to $227.5 million.
•	Diluted earnings per share increased 29% to $0.72 per share and adjusted diluted earnings per share(1) increased 15% to $0.63 per share.
(1)

Adjusted operating income, adjusted net income, and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section starting on page 5 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measures of operating income, net income, and diluted earnings per share.

Rochester, N.Y., (March 26, 2018) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $866.5 million for the three months ended February 28, 2018 (the “third quarter”), an increase of 9% from $795.8 million for the same period last year.  The acquisition of HR Outsourcing Holdings, Inc. (“HROI”), completed during August 2017, contributed approximately 3% to the total revenue growth for the third quarter.  Net income and diluted earnings per share each increased 29% to $260.4 million and $0.72 per share, respectively, for the  third quarter.    Adjusted net income increased 14% to $227.5 million and adjusted diluted earnings per share increased 15% to $0.63 per share for the third quarter.  Adjusted net income and adjusted diluted earnings per share for the third quarter exclude the impact of the termination of certain license agreements, the impact of excess tax benefits related to employee stock-based compensation payments recognized in income taxes, and certain one-time net tax benefits recognized as a result of the Tax Cuts and Jobs Act (the “Tax Act”).  See the “Non-GAAP Financial Measures” section starting on page 5 of this press release for further discussion of these non-GAAP measures.

Martin Mucci, President and Chief Executive Officer, commented, “We continued to experience solid growth in the third quarter across all major human capital management (“HCM”) product lines.  In particular, comprehensive human resource (“HR”) outsourcing solutions, retirement services, insurance services, and our time and attendance solutions have performed well. Our service delivery also remained strong as we continue to experience favorable client retention results. We benefited from the Tax Act enacted in December 2017, the most comprehensive tax reform legislation approved in more than two decades.  The benefits of tax reform and the products and solutions we provide to our clients continue to strengthen and enhance our market-leading position.

At the end of the third quarter, we completed the acquisition of Lessor Group (“Lessor”), a market-leading provider of payroll and HCM software solutions headquartered in Denmark and serving clients in Northern Europe. We believe the combination of Lessor’s payroll and HCM software products with our full-service business process outsourcing capabilities will provide a complete technology-enabled services platform in the markets they serve.  We look forward to continued international market expansion and welcome all of the Lessor employees to the Paychex family.”

Payroll service revenue was $455.0 million for the third quarter, a  2% increase compared to the same period last year.  The increase was primarily driven by growth in revenue per check, which improved as a result of price increases, net of discounts.

Human Resource Services (“HRS”) revenue was $393.4 million for the third quarter, an increase of 17% compared to the same period last year.  HRS revenue growth was primarily driven by increases in client bases across the following HCM services: comprehensive HR outsourcing services, including HROI; retirement services; time and attendance; and insurance services.  Our largest HRS revenue stream is Paychex HR Services, which includes our administrative services organization and our professional employer organization (“PEO”).  Demand for these services resulted in strong growth in the number of client worksite employees served.  Retirement services revenue benefited from an increase in asset fee revenue earned on the asset value of participants’ funds as well as an increase in the number of plans served.  Insurance services revenue benefited from an increase in the number of health and benefit applicants, coupled with higher average premiums for workers’ compensation insurance services.

Interest on funds held for clients increased 37% to $18.1 million for the third quarter, compared to the same period last year. The increase resulted from higher average interest rates earned.  The funds held for clients average investment balances increased 1% for the third quarter compared to the same period last year, primarily due to strong calendar year-end bonus payments and wage inflation, partially offset by client mix.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the nine months ended
	February 28,			February 28,
$ in millions	2018	2017	Change	2018	2017	Change
Average investment balances:
Funds held for clients	$4,551.6	$4,502.4	1%	$3,999.7	$3,985.0	—%
Corporate investments	$934.4	$833.9	12%	$919.3	$899.8	2%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.6%	1.2%		1.5%	1.2%
Corporate investments	1.4%	1.1%		1.3%	1.1%

Total net realized gains	$0.1	$—		$0.1	$0.1

Total expenses increased 17% to $574.0 million for the third quarter compared to the same period last year.  HROI contributed approximately 5% to total expense growth for the third quarter.  Compensation-related costs increased 7% as compared to the prior year period.  Higher compensation was driven by higher wages together with additional investments made  in employees.  A one-time bonus was paid to non-management employees during the third quarter, which contributed approximately 2% to total expense growth for the third quarter.    An additional one-time expense was recognized following the termination of certain license agreements, contributing approximately 7% to total expense growth for the third quarter.  Investments in technology and continued growth of our combined PEO business also contributed to the overall increase in total expenses.

Operating income decreased 5% to $292.5 million and adjusted operating income increased 6% to $325.1 million, respectively, for the third quarter compared to the same period last year.  Adjusted operating income excludes the one-time charge following the termination of certain license agreements during the third quarter.  Adjusted operating income, as a percent of total revenue, was 37.5% for the third quarter,  compared with 38.5% for the same period last year.    See the “Non-GAAP Financial Measures” section starting on page 5 of this press release for further discussion of this non-GAAP measure.

Our effective income tax rate was 11.7% for the third quarter compared to 34.2%  for the same period last year.  The effective income tax rate for the third quarter was significantly impacted by the Tax Act.  As it relates to the Tax Act, we recorded a one-time net tax benefit of $20.8 million for the revaluation of our net deferred tax liabilities and a net tax benefit of $36.1 million for the change in our annual effective income tax rate for the first six months of the current fiscal year ending May 31, 2018 (“fiscal 2018”).  These amounts impacted diluted earnings per share by approximately $0.06 per share and $0.10 per share, respectively, for the third quarter.

Year-To-Date Fiscal 2018 Highlights

The highlights for the nine months ended February 28, 2018 (the “nine months”) are as follows:

•	Total revenue increased 7% to $2.5 billion.
o	Payroll service revenue increased 1% to $1.4 billion.
o	HRS revenue increased 13% to $1.1 billion.
o	HROI contributed approximately 2% to total revenue growth.

o	Interest on funds held for clients increased 25% to $45.8 million.
•	Operating income increased 3% to $969.7 million and adjusted operating income(1) increased 7% to $1.0 billion.
•

The effective income tax rate was 27.7% for the nine months, compared to 34.1% for the same period last year. The effective income tax rate was significantly impacted by the one-time net tax benefit recognized for the revaluation of net deferred tax liabilities as a result of the enactment of the Tax Act.

•	Net income increased 13% to $705.2 million and adjusted net income(1) increased 16% to $700.8 million.
•	Diluted earnings per share increased 14% to $1.95 per share and adjusted diluted earnings per share(1) increased 17% to $1.94 per share.
(1)

Adjusted operating income, adjusted net income, and adjusted diluted earnings per share are not U.S. GAAP measures.  Please refer to the “Non-GAAP Financial Measures” section starting on the next page of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measures of operating income, net income, and diluted earnings per share.

Financial Position and Liquidity

Our financial position as of February 28, 2018 remained strong with cash and total corporate investments of $826.6 million.  Our primary source of cash is generated from ongoing operations.  Short-term borrowings totaled $57.7 million as of February 28, 2018.  Our positive cash flows have historically allowed us to support our business and to pay substantial dividends to our stockholders.  It is anticipated that cash and total corporate investments as of February 28, 2018, along with projected operating cash flows and available short-term financing, will support normal business operations, capital purchases, share repurchases, dividend payments, and business acquisitions, if any, for the foreseeable future.

Cash flows from operations were $988.9 million for the nine months, an increase of 29% from the same period last year.  Operating cash flows were higher due to higher net income along with positive cash flow impacts from timing related to income taxes and PEO payroll accruals and unbilled receivables, which can fluctuate based on timing of period end compared to payroll check dates.

Cash flows from investing activities of $24.4 million for the nine months includes a net cash outflow for the acquisition of Lessor on February 28, 2018.

During the nine months, we repurchased 1.6 million shares of our common stock for a total of $94.1 million.  In the respective prior year period, we repurchased 2.9 million shares for a total of $166.2 million.

Non-GAAP Financial Measures

	For the three months ended			For the nine months ended
	February 28,			February 28,
$ in millions	2018	2017	Change	2018	2017	Change
Operating income	$292.5	$306.6	(5)%	$969.7	$940.7	3%
Non-GAAP adjustments:
Termination of license agreements (1)	32.6	—		32.6	—
Total non-GAAP adjustments	32.6	—		32.6	—
Adjusted operating income	$325.1	$306.6	6%	$1,002.3	$940.7	7%

Net income	$260.4	$202.5	29%	$705.2	$622.0	13%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (2)	(0.7)	(3.2)		(8.3)	(17.3)
Revaluation of net deferred tax liabilities (3)	(20.8)	—		(20.8)	—
Change in annual effective income tax rate (3)	(36.1)	—		—	—
Termination of license agreements (1)	24.7	—		24.7	—
Total non-GAAP adjustments	(32.9)	(3.2)		(4.4)	(17.3)
Adjusted net income	$227.5	$199.3	14%	$700.8	$604.7	16%

Diluted earnings per share	$0.72	$0.56	29%	$1.95	$1.71	14%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (2)	—	(0.01)		(0.02)	(0.05)
Revaluation of net deferred tax liabilities (3)	(0.06)	—		(0.06)	—
Change in annual effective income tax rate (3)	(0.10)	—		—	—
Termination of license agreements (1)	0.07	—		0.07	—
Total non-GAAP adjustments	(0.09)	(0.01)		(0.01)	(0.05)
Adjusted diluted earnings per share	$0.63	$0.55	15%	$1.94	$1.66	17%

(1)	Additional expense and corresponding tax benefit recognized in the third quarter as a result of the termination of certain license agreements. This event is not expected to recur.
(2)

Net tax windfall or shortfall benefits related to employee stock-based compensation payments recognized in income taxes.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(3)

One-time tax benefits recognized in the third quarter as a result of the Tax Act, including $20.8 million related to the revaluation of net deferred tax liabilities and $36.1 million related to the change in our annual effective tax rate for fiscal 2018.  The tax benefit related to the change in our annual effective tax rate represents amounts recognized in the third quarter to reflect the fiscal year-to-date effective tax rate.  These events are not expected to recur.

In addition to reporting operating income, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income, adjusted net income, and adjusted diluted earnings per share, which are non-GAAP measures.  We believe adjusted operating income, adjusted net income, and adjusted diluted earnings per share are appropriate additional measures, as they are indicators of our core business operations performance period over period.  Adjusted operating income, adjusted net income, and adjusted diluted earnings per share are not calculated through the application of GAAP and are not a required form of disclosure by the Securities and Exchange Commission (“SEC”).  As such, they should not be considered as a substitute for the GAAP measures of operating income, net income, and diluted earnings per share, and therefore should not be used in isolation, but in conjunction with the GAAP measures.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for fiscal 2018 is based upon current market, economic, and interest rate conditions continuing with no significant changes.  Our guidance for fiscal 2018 has been updated from what we disclosed last quarter, now including the impact of the Tax Act and the acquisition of Lessor, and is summarized as follows:

•	Payroll service revenue is anticipated to increase approximately 2%;
•	HRS revenue is anticipated to increase in the range of 13% to 14%;
•	Interest on funds held for clients is expected to increase in the range of 20% to 25%;
•	Total revenue is expected to grow approximately 7%;
•	Operating income, as a percent of total revenue, is expected to be approximately 38%;
•	Investment income, net is expected to be approximately $8.0 million;
•	The effective income tax rate is anticipated to be in the range of 28.5% to 29%;
•	Net income is expected to increase approximately 13% and adjusted net income(1) is expected to increase approximately 15%; and
•	Diluted earnings per share is expected to increase in the range of 13% to 14% and adjusted diluted earnings per share(1) is expected to increase in the range of 15% to 16%.
(1)

Adjusted net income and adjusted diluted earnings per share are not U.S. GAAP measures.  Please refer to the “Non-GAAP Financial Measures” section beginning on the previous page of this press release for a discussion of these non-GAAP measures.  The difference between our guidance for the GAAP measures of net income and diluted earnings per share and the related non-GAAP measures of adjusted net income and adjusted diluted earnings per share is the exclusion of the impact of excess tax benefits related to employee stock-based compensation payments recognized in income taxes, the impact of termination of certain license agreements recognized during the third quarter, and certain one-time net tax benefits recognized during the third quarter as a result of the Tax Act.  We have not incorporated any assumptions regarding the discrete tax item related to stock-based compensation payments in our fiscal 2018 projections for the remainder of the fiscal year, as factors impacting the amount are subject to uncertainty.  The uncertainty primarily relates to employee decisions regarding exercise of stock-based awards and the market price of our common stock at the time.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the three and nine months ended February 28, 2018 within the next few days, and it will be available at http://investor.paychex.com.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 26, 2018 at 9:30 a.m. Eastern Time at http://investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at http://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (NASDAQ:PAYX) is a leading provider of integrated human capital management solutions for payroll, human resources, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 45 years of industry expertise, Paychex serves approximately 605,000  payroll clients as of May 31, 2017 across more than 100 locations and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter (www.twitter.com/paychex)  and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes, and the impact of competition;
•	changes in the availability of skilled workers, in particular those supporting our technology and product development;
•

changes in the laws regulating collection and payment of payroll taxes, PEOs, and employee benefits, including retirement plans, workers’ compensation insurance, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation insurance rates and underlying claims trends;
•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;
•

the possibility of cyber-attacks, security breaches, or other security vulnerabilities that could disrupt operations or expose confidential client data, and could also result in reduced revenues, increased costs, liability claims, or harm to our competitive position;

•	the possibility of failure of our operating facilities, or the failure of our computer systems, and communication systems during a catastrophic event;
•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;
•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations, including possible liability related to our co-employment relationship with our PEO;

•	potential outcomes related to pending or future legal and legislative matters;
•	the expected impacts of the Tax Act; and
•	risks related to the integration of the businesses we acquire.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the nine months ended
	February 28,			February 28,
	2018	2017	Change	2018	2017	Change
Revenue:
Payroll service revenue	$455.0	$446.6	2%	$1,357.6	$1,338.4	1%
Human Resource Services revenue	393.4	336.0	17%	1,106.4	977.7	13%
Total service revenue	848.4	782.6	8%	2,464.0	2,316.1	6%
Interest on funds held for clients (1)	18.1	13.2	37%	45.8	36.6	25%
Total revenue	866.5	795.8	9%	2,509.8	2,352.7	7%
Expenses:
Operating expenses	270.7	236.8	14%	751.5	688.2	9%
Selling, general and administrative expenses	303.3	252.4	20%	788.6	723.8	9%
Total expenses	574.0	489.2	17%	1,540.1	1,412.0	9%
Operating income	292.5	306.6	(5)%	969.7	940.7	3%
Investment income, net (1)	2.3	1.2	94%	6.1	3.6	70%
Income before income taxes	294.8	307.8	(4)%	975.8	944.3	3%
Income taxes	34.4	105.3	(67)%	270.6	322.3	(16)%
Net income	$260.4	$202.5	29%	$705.2	$622.0	13%

Basic earnings per share	$0.72	$0.56	29%	$1.96	$1.73	13%
Diluted earnings per share	$0.72	$0.56	29%	$1.95	$1.71	14%
Weighted-average common shares outstanding	359.2	359.0		359.1	360.0
Weighted-average common shares outstanding, assuming dilution	362.0	361.8		361.6	362.8
Cash dividends per common share	$0.50	$0.46		$1.50	$1.38

(1)

Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amount)

	February 28,	May 31,
	2018	2017
ASSETS
Cash and cash equivalents	$323.9	$184.6
Corporate investments	97.3	138.8
Interest receivable	31.5	35.9
Accounts receivable, net of allowance for doubtful accounts	550.5	507.5
Prepaid income taxes	22.9	45.0
Prepaid expenses and other current assets	77.9	58.3
Current assets before funds held for clients	1,104.0	970.1
Funds held for clients	3,944.7	4,301.9
Total current assets	5,048.7	5,272.0
Long-term corporate investments	405.4	454.0
Property and equipment, net of accumulated depreciation	397.2	337.2
Intangible assets, net of accumulated amortization	105.1	57.6
Goodwill	827.4	657.1
Prepaid income taxes	24.9	24.9
Other long-term assets	34.1	30.9
Total assets	$6,842.8	$6,833.7

LIABILITIES
Accounts payable	$71.9	$57.2
Accrued compensation and related items	356.3	280.5
Short-term borrowings	57.7	—
Deferred revenue	23.7	22.9
Other current liabilities	142.2	91.9
Current liabilities before client fund obligations	651.8	452.5
Client fund obligations	3,971.9	4,272.6
Total current liabilities	4,623.7	4,725.1
Accrued income taxes	51.8	45.6
Deferred income taxes	41.9	33.9
Other long-term liabilities	79.9	73.8
Total liabilities	4,797.3	4,878.4

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 359.3 shares as of February 28, 2018 and 359.4 shares as of May 31, 2017	3.6	3.6
Additional paid-in capital	1,107.2	1,030.0
Retained earnings	961.4	901.7
Accumulated other comprehensive (loss)/income	(26.7)	20.0
Total stockholders’ equity	2,045.5	1,955.3
Total liabilities and stockholders’ equity	$6,842.8	$6,833.7

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the nine months ended
	February 28,
	2018	2017
OPERATING ACTIVITIES
Net income	$705.2	$622.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	102.3	90.7
Amortization of premiums and discounts on available-for-sale securities, net	50.1	55.0
Stock-based compensation costs	29.4	26.5
Provision for deferred income taxes	6.5	—
Provision for allowance for doubtful accounts	3.3	3.4
Net realized gains on sales of available-for-sale securities	(0.1)	(0.1)
Changes in operating assets and liabilities:
Interest receivable	4.4	4.1
Accounts receivable	(6.2)	(24.6)
Prepaid expenses and other current assets	9.7	(32.1)
Accounts payable and other current liabilities	80.9	37.5
Net change in other long-term assets and liabilities	3.4	(13.1)
Net cash provided by operating activities	988.9	769.3
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(36,422.2)	(36,029.5)
Proceeds from sales and maturities of available-for-sale securities	37,162.9	35,617.4
Net change in funds held for clients’ money market securities and other cash equivalents	(409.1)	(459.8)
Purchases of property and equipment	(122.0)	(66.8)
Acquisition of businesses, net of cash acquired	(178.5)	—
Purchases of other assets	(6.7)	(8.4)
Net cash provided by/(used in) investing activities	24.4	(947.1)
FINANCING ACTIVITIES
Net change in client fund obligations	(300.7)	819.8
Net proceeds from short-term borrowings	57.7	55.4
Dividends paid	(538.7)	(496.9)
Repurchases of common shares	(94.1)	(166.2)
Activity related to equity-based plans	1.8	24.1
Net cash (used in)/provided by financing activities	(874.0)	236.2
Increase in cash and cash equivalents	139.3	58.4
Cash and cash equivalents, beginning of period	184.6	131.5
Cash and cash equivalents, end of period	$323.9	$189.9

© 2018 Paychex, Inc.